EXHIBIT I

The shares reported on the attached Schedule 13G are beneficially owned by the following direct or indirect subsidiaries of The Bank of New York Mellon Corporation, as listed:

(A) The Item 3 classification of each of the subsidiaries listed below is "Item 3(b) Bank as defined in Section 3(a)(6) of the Act" (15 U.S.C. 78c) or "Item 3(j)A non-U.S. institution in accordance with Rule 240.13d-1
     (b)(1)(ii)(J)"

    	BNY Mellon, National Association

(B) The Item 3 classification of each of the subsidiaries listed below is "Item 3(e) An investment adviser in accordance with Section 240.13d-1
     (b)(1)(ii)(E)" or "Item 3(j) A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J)"

	 None

(C) The Item 3 classification of each of the subsidiaries listed below is "Item 3(a) Broker or dealer registered under Section 15 of the Act"
     (15 U.S.C. 78c) or "Item 3(j) A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J)"

         Pershing LLC

(D) The Item 3 classification of each of the subsidiaries listed below is "Item 3(g) a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)"

	The Bank of New York Mellon Corporation
        Pershing Group LLC


NOTE: ALL OF THE LEGAL ENTITIES LISTED UNDER (A), (B), (C) AND (D) ABOVE ARE DIRECT OR INDIRECT SUBSIDIARIES OF THE BANK OF NEW YORK MELLON CORPORATION. BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS BY ANY ONE OF THE SUBSIDIARIES OR INTERMEDIATE PARENT HOLDING COMPANIES LISTED ABOVE IS REPORTED ON A JOINT REPORTING PERSON PAGE FOR THAT SUBSIDIARY ON THE ATTACHED SCHEDULE 13G AND IS INCORPORATED IN THE TOTAL PERCENT OF CLASS REPORTED ON THE BANK OF NEW YORK MELLON CORPORATION'S REPORTING PERSON PAGE. (DO NOT ADD THE SHARES OR PERCENT OF CLASS REPORTED ON EACH JOINT REPORTING PERSON PAGE ON THE ATTACHED
SCHEDULE 13G TO DETERMINE THE TOTAL PERCENT OF CLASS FOR THE BANK OF NEW YORK MELLON CORPORATION).